Exhibit 99.1
NEWMONT ANNOUNCES PRICING ON COMMON STOCK AND CONVERTIBLE DEBT OFFERINGS
Denver, January 28, 2009 — Newmont Mining Corporation (NYSE: NEM) (the “Company”) today announced that it has priced its public offerings of common stock and convertible senior notes. The offerings were made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission and shelf prospectus filed with certain Canadian securities regulatory authorities.
The Company announced that it has agreed to sell 30,000,000 shares of its common stock at a public offering price of $37.00 per share. The Company has also granted the underwriters an option to purchase up to an additional 4,500,000 shares of common stock on the same terms and conditions to cover over-allotments, if any.
The Company also announced the pricing of its public offering of $450 million aggregate principal amount of 3.00% convertible senior notes. The Company has granted the underwriters an option to purchase up to an additional $67.5 million principal amount of convertible senior notes on the same terms and conditions to cover over-allotments, if any. The convertible senior notes will pay interest semi-annually at a rate of 3.00% per year and will mature on February 15, 2012, unless earlier repurchased or converted. The convertible senior notes will be convertible under certain circumstances and during certain periods at an initial conversion rate of 21.6216 shares of common stock per $1,000 principal amount of convertible senior notes (representing an initial conversion price of approximately $46.25 per share of common stock), subject to adjustment in certain circumstances.
The Company intends to use the net proceeds from the offerings to fund the acquisition from AngloGold Ashanti Limited of the 33.33% interest in the Boddington project in Western Australia that the Company does not already own and the additional capital expenditures that will result from its increased ownership in the Boddington project, as well as for general corporate purposes.
Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are the joint book-runners for the offerings, and BMO Capital Markets is the lead manager for the offerings.
This news release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplements or the shelf registration statement or prospectus. A registration statement relating to the securities has been filed with the Securities and Exchange Commission and a prospectus has been filed with certain Canadian securities regulatory authorities, both of which are effective. Final prospectus supplements relating to the offerings will be filed with the Securities and Exchange Commission and a final prospectus supplement relating to the common stock offering will be filed with certain Canadian securities regulatory authorities.
Copies of the prospectuses meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn NY

11220 or by telephone at (718) 765-6732, from J.P. Morgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 or by telephone at (718) 242-8002, and at www.sec.gov. Copies of the Canadian prospectus may be obtained from BMO Capital Markets, Prospectus Department, B-2 Level, 1 First Canadian Place, Toronto, Ontario  M5X 1H3 or by telephone at (416) 363-6996 x224, and at www.sedar.com.
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Investor Contact
John Seaberg	303.837.5743	john.seaberg@newmont.com
Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com
Cautionary Statement
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include, without limitation, statements regarding future sales of securities, completion and timing of the acquisition of the remaining interest in the Boddington project from AngloGold Ashanti Limited, and capital expenditures. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, investor demand and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2007 Annual Report on Form 10-K, filed on February 21, 2008, with the Securities and Exchange Commission, and the Company’s Quarterly Report on Form 10-Q, filed on October 28, 2008, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.